EXHIBIT 23(b)

CONSENT OF INDEPENDENT CHARTERED ACOUNTANTS

We consent to the incorporation by reference in Registration Statements (Form S-8, Nos. 33-17196, 33-44822, 33-44877, 33-44876, 33-22459, 33-38491, 33-54075, 33-54079, 33-54077, 333-47833, 333-28273, 333-38752, 333-62568, 333-62572, and Form S-3 Nos. 33-36001 and 333-60175) pertaining to various stock option, employee savings, deferred compensation and restricted stock plans and a universal shelf registration statement of Wellman, Inc. of our report 18 February 2002, with respect to the consolidated financial statements (none of which are presented separately herein) of Wellman International Limited and Subsidiaries at 31 December 2001 and 2000 and for each of the years in the three years then ended which report appears in the 31 December 2001, Annual Report (Form 10-K) of Wellman, Inc.

KPMG

Chartered Accountants

Registered Auditors

Dublin, Ireland

27 March 2002